Exhibit 16.1

February 26, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the statements made by Pacira Pharmaceuticals, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K/A, as part of the Form 8-K/A of Pacira Pharmaceuticals, Inc. dated February 26, 2016. We agree with the statements concerning our Firm in such Form 8-K/A.

Very truly yours,

Roseland, New Jersey